Exhibit 99.1

Dell Reports Record EPS on Strength of Enterprise Solutions and Services

  Record earnings per share of 49 cents
  Revenue of $15 billion and operating income of $1.2 billion
  Enterprise solutions and services revenue up 5 percent to $4.4 billion led by server revenue increase of 11 percent

ROUND ROCK, Texas--(BUSINESS WIRE)--May 17, 2011--Dell’s strategy to deliver efficient and flexible information technology solutions that are open, capable and affordable continues to yield solid financial results. In the company’s fiscal first quarter revenue improved and profit increased substantially on the strength of its commercial enterprise business.

In the past two years, Dell has made strategic acquisitions to address customers’ needs for next-generation computing solutions, intelligent data management, services, security and cloud offerings. Additionally, the company has announced plans to invest $1 billion this fiscal year to deliver new solutions, build cloud capabilities and add significant numbers of new engineering, development and solutions-based sales resources in the U.S. and globally to support its enterprise solutions and services focus. Key investments include the launch of vStart for faster provisioning of virtual machines, the build out of data centers to provide customers access to public and private cloud technologies, and new solution centers where customers can test their applications.

The strong first quarter results also reflect Dell’s improved profitability in end-user-computing, particularly Dell’s client desktop and laptop offerings. This improved performance is the result of a higher-value product portfolio, good cost management, better sales execution and a significantly improved supply chain.

Results

  Revenue in the quarter increased 1 percent to $15 billion, with enterprise solutions and services accounting for 30 percent of the total.
  GAAP earnings per share was 49 cents; non-GAAP EPS was 55 cents.
  GAAP operating income was $1.2 billion, or 8.1 percent of revenue. Non-GAAP operating income was $1.4 billion, or 9.2 percent of revenue.
  Cash flow from operations was $465 million for the quarter and $4.2 billion over the last four quarters. Dell ended the quarter with $15.2 billion in cash and investments.

Fiscal-Year 2012 First Quarter Highlights

(in millions)	FY12	FY11	Change
Revenue	$15,017	$14,874	1%

Operating Income (GAAP)	$1,212	$519	134%
Net Income (GAAP)	$945	$341	177%
EPS (GAAP)	$0.49	$0.17	188%

Operating Income (non-GAAP)	$1,376	$824	67%
Net Income (non-GAAP)	$1,050	$584	80%
EPS (non-GAAP)	$0.55	$0.30	83%

Information about Dell’s use of non-GAAP financial information is provided under “Non-GAAP Financial Measures” below. Non-GAAP financial information excludes costs related primarily to the amortization of purchased intangibles, severance and facility-action costs, certain settlement costs and acquisition-related charges. All comparisons in this press release are year over year unless otherwise noted.

Strategic Highlights:

  Revenue for Dell’s commercial business improved 3 percent to $12 billion, with record profitability. Commercial services revenue increased 6 percent.
  Enterprise solutions and services revenue grew 5 percent to $4.4 billion in the quarter and represents 30 percent of Dell’s consolidated revenue.
  Servers and networking revenue increased 11 percent.
  Dell-owned storage technology, which includes Compellent, EqualLogic, PowerVault and DX Object Storage, grew 11 percent in the quarter, offset by declines in EMC storage. The company’s overall storage business revenue declined 13 percent. Dell closed the acquisition of Compellent during the quarter, has already developed a strong pipeline of business and is on track with integration plans for the period.
  Dell Services revenue grew 5 percent to $2 billion. Transactional support and outsourcing revenue were up 5 percent and 3 percent, respectively, while the project services business grew 13 percent. Dell also added enterprise-class security capability in Q1 with the closing of its acquisition of SecureWorks.
  The company expanded its global financing capability during the quarter with the announcement of its intent to acquire from CIT Dell Financial Services (DFS) Canada Ltd., as well as CIT Vendor Finance’s Dell-related assets and sales and servicing functions in Europe.

Business Units and Regions:

  Large Enterprise had record operating income of $504 million, or 11.3 percent of revenue on $4.5 billion of revenue, up 5 percent from a year ago. Enterprise solutions and services revenue was $1.8 billion, a 2 percent increase. Revenue from desktop and laptop computers grew 7 percent as the client refresh among large corporate accounts continued.
  Public revenue was $3.8 billion, a 2 percent decline resulting from weaker spending on desktop and laptop products. Enterprise solutions and services revenue was up 3 percent Server revenues increased 9 percent. Operating income for the quarter was $370 million, or 9.8 percent of revenue.
  Small and Medium Business had record profit in the quarter with revenue up 7 percent to $3.8 billion, a two-year high driven by strong demand across all products and services. Operating income was $463 million, or 12.3 percent of revenue. Enterprise solutions and services revenue was up 16 percent, driven by a gain in servers of 19 percent; services of 16 percent, and storage of 7 percent.
  Consumer revenue was $3 billion, down 7 percent, as demand was softer than expected. However, profit significantly improved with operating income of $136 million, or 4.5 percent of revenue, benefiting from a simplified brand structure that now includes an improved line of Inspiron, re-launched XPS, and Alienware products, a shift to higher value products, and structural and component cost improvements in the supply chain.
  Revenue from growth markets (which excludes the U.S., Canada, Western Europe and Japan) grew 17 percent and represents 27 percent of total company revenue. Revenue from BRIC countries grew 18 percent, with India up 28 percent and China up 22 percent.

Quotes:

Michael Dell, chairman and chief executive officer: “We’re off to a solid start in our fiscal year 2012. Our substantial profit increase demonstrates that our strategy is working and our execution is improving.”

Brian Gladden, chief financial officer: “We continue to build momentum with our strategy to expand our enterprise solutions and services business, and it’s contributing to our strong financial results. We have built an $18 billion enterprise solutions and services business with exciting growth potential and our execution in the core client business continues to be very good. We are positioned to continue delivering value to our customers and investors.”

Company Outlook:

Dell expects mid-single digit revenue growth in its second quarter, which is slightly above its normal, sequential seasonal growth of 2-3 percent. The Public business is expected to benefit from stronger spending among state and local governments and education customers as they close out their fiscal year. The company also expects its Small and Medium Business and Consumer businesses will experience above average seasonality due to the timing of demand for Dell’s Sandy Bridge based offerings, a solid consumer back-to-school spending season and a refreshed portfolio of XPS products. Dell’s updated outlook for fiscal 2012 includes revenue growth of 5-9 percent and an increase in non-GAAP operating income growth to 12-18 percent.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services that give them the power to do more. For more information, visit www.dell.com. As previously announced, the first quarter analyst call with Michael Dell, chairman and CEO; Brian Gladden, CFO; and Paul Bell, president, Large Enterprise and Public, will be webcast live today at 4 p.m. CDT and archived at www.dell.com/investor. To monitor highlighted facts from the analyst call, follow on the Dell Investor Relations Twitter account at: http://twitter.com/dellshares or hashtag #DellEarnings. To communicate directly with Dell, go to www.dell.com/dellshares.

Non-GAAP Financial Measures:

This press release includes information about non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively with non-GAAP operating expenses, the “non-GAAP financial measures”), which are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles. In the following tables, Dell has provided a reconciliation of each historical non-GAAP financial measure to the most directly comparable GAAP financial measure under the heading “Reconciliation of Non-GAAP Financial Measures” and has presented a detailed discussion of its reasons for including the non-GAAP financial measures and the limitations associated with those measures under the heading “Use of Non-GAAP Financial Measures.” Dell encourages investors to review the reconciliation and the non-GAAP discussion in conjunction with Dell’s presentation of these non-GAAP financial measures.

Special Note on Forward Looking Statements:

Statements in this press release that relate to future results and events (including statements about Dell’s future financial and operating performance, planned capital expenditures, storage growth opportunities, anticipated customer demand, including seasonal trends and commercial momentum, enterprise solutions strategies, component costs, cost controls, supply chain improvements, and new products, as well as the financial guidance with respect to revenue and non-GAAP operating income) are forward-looking statements and are based on Dell's current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including: intense competition; Dell’s cost-cutting measures; Dell’s ability to effectively manage the growth of its distribution capabilities and add to its product and services offerings; Dell’s ability to effectively manage periodic product and services transitions; weak global economic conditions and instability in financial markets; Dell’s ability to generate substantial non-U.S. net revenue; weak economic conditions and additional regulation affecting Dell’s financial services activities; Dell’s ability to achieve favorable pricing from its vendors; Dell’s ability to deliver consistent quality products and services; Dell’s reliance on third-party suppliers for product components, including reliance on several single-sourced or limited-sourced suppliers; successful implementation of Dell’s acquisition strategy; Dell’s product, customer, and geographic sales mix, and seasonal sales trends; access to the capital markets by Dell or its customers; loss of government contracts; the risk of temporary suspension or debarment from contracting with U.S. federal, state and local governments as a result of settlements of an SEC investigation by Dell and Dell’s Chairman and CEO; customer terminations of or pricing changes in services contracts, or Dell’s failure to perform as it anticipates at the time it enters into services contracts; Dell’s ability to obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms; information technology and manufacturing infrastructure disruptions or breaches of data security; Dell’s ability to hedge effectively its exposure to fluctuations in foreign currency exchange rates and interest rates; counterparty default; unfavorable results of legal proceedings; expiration of tax holidays or favorable tax rate structures, or unfavorable outcomes in tax audits and other compliance matters; Dell’s ability to attract, retain, and motivate key personnel; Dell’s ability to maintain strong internal controls; changing environmental and safety laws; the effect of armed hostilities, terrorism, natural disasters, and public health issues; and other risks and uncertainties discussed in Dell’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended Jan. 28, 2011. In particular, Dell’s expectations with regard to revenue and non-GAAP operating income for the full fiscal year ending Feb. 3, 2012 assume, among other matters, that there is no significant decline in economic conditions generally or demand growth specifically, no significant change in product mix patterns, Dell’s ability to realize its pipeline opportunities, no supply chain disruptions, and no significant adverse component pricing or supply movements. Dell assumes no obligation to update its forward-looking statements.

Consolidated statements of income, financial position and cash flows and other financial data follow.

Dell, EqualLogic and PowerVault, are trademarks of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	April 29,	January 28,	April 30,
	2011	2011	2010	Sequential	Yr. to Yr.

Net revenue
Products	$12,059	$12,751	$12,086	(5%)	(0%)
Services, including software related	2,958	2,941	2,788	1%	6%
Net revenue	15,017	15,692	14,874	(4%)	1%

Cost of net revenue
Products	9,436	10,337	10,385	(9%)	(9%)
Services, including software related	2,149	2,064	1,973	4%	9%
Total cost of net revenue	11,585	12,401	12,358	(7%)	(6%)

Gross margin	3,432	3,291	2,516	4%	36%

Selling, general and administrative	2,025	1,977	1,830	2%	11%
Research, development and engineering	195	169	167	15%	17%
Total operating expenses	2,220	2,146	1,997	3%	11%

Operating income	1,212	1,145	519	6%	134%

Interest and other, net	(42)	(18)	(68)	(140%)	38%
Income before income taxes	1,170	1,127	451	4%	159%
Income tax provision	225	200	110	12%	105%
Net income	$945	$927	$341	2%	177%

Earnings per share:
Basic	$0.50	$0.48	$0.17	4%	194%
Diluted	$0.49	$0.48	$0.17	2%	188%

Weighted average shares outstanding:
Basic	1,908	1,924	1,961	(1%)	(3%)
Diluted	1,923	1,938	1,973	(1%)	(3%)

Percentage of Total Net Revenue:
Gross margin	22.9%	21.0%	16.9%
Selling, general and administrative	13.5%	12.6%	12.3%
Research and development	1.3%	1.1%	1.1%
Operating expenses	14.8%	13.7%	13.4%
Operating income	8.1%	7.3%	3.5%
Income before income taxes	7.8%	7.2%	3.0%
Net income	6.3%	5.9%	2.3%
Income tax rate	19.2%	17.8%	24.4%

Net Revenue by Product Category:
Servers and Networking	$1,973	$2,090	$1,785	(6%)	11%
Storage	481	574	554	(16%)	(13%)
Services	1,984	1,943	1,891	2%	5%
Software and Peripherals	2,567	2,651	2,496	(3%)	3%
Mobility	4,716	4,850	4,563	(3%)	3%
Desktop PCs	3,296	3,584	3,585	(8%)	(8%)
Consolidated net revenue	$15,017	$15,692	$14,874	(4%)	1%

Percentage of Total Net Revenue:
Servers and Networking	13%	13%	12%
Storage	3%	4%	4%
Services	13%	12%	13%
Software and Peripherals	17%	17%	17%
Mobility	32%	31%	30%
Desktop PCs	22%	23%	24%

Net Revenue by Global Segment:
Large Enterprise	$4,477	$4,692	$4,246	(5%)	5%
Public	3,767	3,973	3,856	(5%)	(2%)
Small and Medium Business	3,768	3,749	3,524	0%	7%
Consumer	3,005	3,278	3,248	(8%)	(7%)
Consolidated net revenue	$15,017	$15,692	$14,874	(4%)	1%

Percentage of Total Net Revenue:
Large Enterprise	30%	30%	28%
Public	25%	25%	26%
Small and Medium Business	25%	24%	24%
Consumer	20%	21%	22%

Consolidated Operating Income:
Large Enterprise	$504	$502	$283
Public	370	366	298
Small and Medium Business	463	450	313
Consumer	136	69	17
Consolidated segment operating income	1,473	1,387	911
Severance and facility actions	(19)	(17)	(57)
Broad based long-term incentives	(97)	(101)	(87)
Amortization of intangible assets	(92)	(85)	(88)
Acquisition-related	(53)	(39)	(20)
Other(1)	-	-	(140)
Consolidated operating income	$1,212	$1,145	$519

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the three months ended April 30, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for "Ratios")
(unaudited)

	April 29,	January 28,	April 30,
	2011	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$14,061	$13,913	$10,255
Short-term investments	418	452	627
Accounts receivable, net	6,196	6,493	5,880
Financing receivables, net	3,205	3,643	3,221
Inventories, net	1,276	1,301	1,182
Other current assets	3,217	3,219	3,619
Total current assets	28,373	29,021	24,784
Property, plant and equipment, net	1,987	1,953	2,049
Investments	762	704	714
Long-term financing receivables, net	1,123	799	528
Goodwill	5,406	4,365	4,181
Purchased intangible assets, net	1,941	1,495	1,658
Other non-current assets	196	262	327
Total assets	$39,788	$38,599	$34,241

Liabilities and Equity:
Current liabilities:
Short-term debt	$816	$851	$1,079
Accounts payable	10,442	11,293	11,402
Accrued and other	3,590	4,181	3,549
Short-term deferred services revenue	3,282	3,158	2,950
Total current liabilities	18,130	19,483	18,980
Long-term debt	6,794	5,146	3,582
Long-term deferred services revenue	3,608	3,518	3,194
Other non-current liabilities	2,886	2,686	2,607
Total liabilities	31,418	30,833	28,363
Stockholders' equity	8,370	7,766	5,878
Total liabilities and equity	$39,788	$38,599	$34,241

Ratios:
Days of sales outstanding (1)	40	40	38
Days supply in inventory	10	9	9
Days in accounts payable	(81)	(82)	(83)
Cash conversion cycle	(31)	(33)	(36)

Average total revenue/unit (approximate)	$1,380	$1,360	$1,360

Note: Ratios are calculated based on underlying data in thousands.

(1) Days of sales outstanding (“DSO”) is based on the ending net trade receivables and most recent quarterly revenue for each period. DSO includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in the other current assets. At April 29, 2011, January 28, 2011, and April 30, 2010, DSO and days of customer shipments not yet recognized were 37 and 3 days, 37 and 3 days, 35 and 3 days, respectively.

DELL INC.
Condensed Consolidated Statements of Cash Flows
(in millions, unaudited)

	Three Months Ended
	April 29,	April 30,
	2011	2010
Cash flows from operating activities:
Net income	$945	$341
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	216	247
Stock-based compensation	99	76
Effects of exchange rate changes on monetary assets and
liabilities denominated in foreign currencies	-	30
Deferred Income Taxes	(63)	(31)
Provision for doubtful accounts - including financing receivables	47	122
Other	(5)	-
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	471	(119)
Financing receivables	21	(208)
Inventories	38	(132)
Other assets	110	69
Accounts payable	(925)	22
Deferred services revenue	191	72
Accrued and other liabilities	(680)	(251)
Change in cash from operating activities	465	238

Cash flows from investing activities:
Investments:
Purchases	(240)	(350)
Maturities and sales	222	169
Capital expenditures	(137)	(46)
Proceeds from sale of facility and land	12	-
Collections on purchased financing receivables	67	-
Acquisition of business, net of cash received	(1,473)	(133)
Change in cash from investing activities	(1,549)	(360)

Cash flows from financing activities:
Repurchase of common stock	(450)	(200)
Issuance of common stock under employee plans	10	7
Issuance (repayment) of commercial paper (maturity 90 days or less), net	-	234
Proceeds from debt	1,930	268
Repayments of debt	(323)	(566)
Other	3	3
Change in cash from financing activities	1,170	(254)

Effect of exchange rate changes on cash and cash equivalents	62	(4)

Change in cash and cash equivalents	148	(380)

Cash and cash equivalents at beginning of period	13,913	10,635
Cash and cash equivalents at end of period	$14,061	$10,255

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

The tables on the following pages set forth, for the periods indicated, a reconciliation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively, the “non-GAAP financial measures”) to the most comparable GAAP financial measures. These non-GAAP financial measures may not be directly comparable to similarly titled measures reported by other companies. See “Use of Non-GAAP Financial Measures” following the tables for additional information regarding Dell’s reasons for including the non-GAAP financial measures and for material limitations with respect to the usefulness of these measures.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	April 29,	January 28,	April 30,
	2011	2011	2010	Sequential	Yr. to Yr.

GAAP gross margin	$3,432	$3,291	$2,516	4%	36%

Non-GAAP adjustments:
Amortization of intangibles	71	69	68
Severance and facility actions	5	6	29
Acquisition-related	3	2	1
Non-GAAP gross margin	$3,511	$3,368	$2,614	4%	34%

GAAP operating expenses	$2,220	$2,146	$1,997	3%	11%

Non-GAAP adjustments:
Amortization of intangibles	(21)	(16)	(20)
Severance and facility actions	(14)	(11)	(28)
Acquisition-related	(50)	(37)	(19)
Other(1)	-	-	(140)
Non-GAAP operating expenses	$2,135	$2,082	$1,790	3%	19%

GAAP operating income	$1,212	$1,145	$519	6%	134%

Non-GAAP adjustments:
Amortization of intangibles	92	85	88
Severance and facility actions	19	17	57
Acquisition-related	53	39	20
Other(1)	-	-	140
Non-GAAP operating income	$1,376	$1,286	$824	7%	67%

GAAP net income	$945	$927	$341	2%	177%

Non-GAAP adjustments:
Amortization of intangibles	92	85	88
Severance and facility actions	19	17	57
Acquisition-related	53	39	20
Other(1)	-	-	140
Aggregate adjustment for income taxes	(59)	(50)	(62)
Non-GAAP net Income	$1,050	$1,018	$584	3%	80%

GAAP earnings per share - diluted	$0.49	$0.48	$0.17	2%	188%
Non-GAAP adjustments per share - diluted	0.06	0.05	0.13
Non-GAAP earnings per share - diluted	$0.55	$0.53	$0.30	4%	83%

GAAP Diluted WAS	1,923	1,938	1,973

Percentage of Total Net Revenue:

GAAP gross margin	22.9%	21.0%	16.9%
Non-GAAP adjustment	0.5%	0.5%	0.7%
Non-GAAP gross margin	23.4%	21.5%	17.6%

GAAP operating expenses	14.8%	13.7%	13.4%
Non-GAAP adjustment	(0.6%)	(0.4%)	(1.4%)
Non-GAAP operating expenses	14.2%	13.3%	12.0%

GAAP operating income	8.1%	7.3%	3.5%
Non-GAAP adjustment	1.1%	0.9%	2.0%
Non-GAAP operating income	9.2%	8.2%	5.5%

GAAP net income	6.3%	5.9%	2.3%
Non-GAAP adjustment	0.7%	0.6%	1.6%
Non-GAAP net income	7.0%	6.5%	3.9%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the three months ended April 30, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

USE OF NON-GAAP FINANCIAL MEASURES

Dell uses non-GAAP financial measures to supplement the financial information presented on a GAAP basis. Dell believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better understand Dell’s consolidated financial performance from period to period and in relationship to the operating results of Dell’s segments, as management does not believe that the excluded items are reflective of Dell's underlying operating performance. Dell also believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better project Dell’s future consolidated financial performance because Dell’s forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, Dell believes these non-GAAP financial measures will provide investors with useful information to help them evaluate Dell's operating results by facilitating an enhanced understanding of Dell's operating performance, and enabling them to make more meaningful period to period comparisons. Non-GAAP operating income growth as projected for Fiscal 2012, which is a forward looking non-GAAP financial measure, excludes the following items, some of which Dell cannot forecast with certainty or accuracy due to their inherently indefinite and contingent nature, thereby preventing Dell from reconciling its projections to GAAP: acquisition-related charges, amortization of purchased intangible assets related to acquisitions, and severance and facility action costs. The historical non-GAAP financial measures, as defined by Dell, represent the comparable GAAP measures adjusted to exclude these same items as well as amounts for the settlement of the SEC investigation, and the settlement of a securities litigation matter, which were both incurred during the first quarter of Fiscal 2011. Dell provides more detail below regarding each of these items and our reasons for excluding them. In future fiscal periods, Dell expects that it may again exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in Dell’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP financial measures for the periods indicated in the tables above reflect adjustments related to the following items:

  Acquisition-related Costs - Acquisition-related charges are expensed as incurred and consist primarily of retention payments, integration costs, and other costs. Retention payments include stock-based compensation and cash incentives awarded to employees, which are recognized over the vesting period. Integration costs include incremental business costs that are primarily attributable to the acquisition of Perot Systems during the fourth quarter of Fiscal 2010 and are being incurred during the integration period. These costs primarily include IT costs related to the integration of IT systems and processes, costs related to the integration of Perot Systems employees, costs related to full-time employees who are working on the integration, and consulting expenses. Acquisition-related charges are inconsistent in amount and are significantly impacted by the timing and nature of acquisitions. Therefore, although Dell may incur these types of expenses in connection with future acquisitions, Dell believes eliminating acquisition-related charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Amortization of Intangible Assets - Amortization of purchased intangible assets consists primarily of amortization of customer relationships, customer lists, acquired technology, trade names, and non-compete covenants purchased in connection with business acquisitions. Dell incurs charges relating to the amortization of these intangibles, and those charges are included in Dell’s consolidated financial statements. Amortization charges for Dell’s purchased intangible assets are inconsistent in amount and are significantly impacted by the timing and magnitude of Dell’s acquisitions. Consequently, Dell excludes these charges for purposes of calculating the non-GAAP financial measures to facilitate a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Severance and Facility Actions - Severance and facility action costs primarily relate to facilities charges including accelerated depreciation and severance and benefits for employees terminated pursuant to actions taken as part of a comprehensive review of costs, including certain employee cost synergies realized through our strategic acquisitions. While Dell does expect to continue to incur severance and facility costs with any new cost reduction activities, Dell excludes these severance and facility action costs for purposes of calculating the non-GAAP financial measures because it believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of Dell’s current operating performance or comparisons to Dell’s past operating performance.
  Other Fees and Settlements - Dell also adjusts its GAAP results for certain settlements. For the first quarter of Fiscal 2011, Dell recorded a $100 million settlement amount for the SEC investigation into certain of Dell's accounting and financial matters, which was initiated in 2005, and also incurred $40 million for a securities litigation class action lawsuit that was filed against Dell during Fiscal 2007. Dell is excluding these settlements from the operating results of Fiscal 2011 for the purpose of calculating the non-GAAP financial measures because it believes these settlements are outside Dell’s ordinary course of business and do not contribute to a meaningful evaluation of Dell’s current operating performance.
  The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the jurisdictions where the adjustments were incurred.

There are limitations to the use of non-GAAP financial measures. Dell's non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in Dell’s industry, may calculate the non-GAAP financial measures differently than Dell does, limiting the usefulness of those measures for comparative purposes. In addition, items such as amortization of purchased intangible assets represent the loss in value of intangible assets over time. The expense associated with this loss in value is not included in the non-GAAP financial measures and such measures, therefore, do not reflect the full economic effect of such loss. Further, items such as severance and facility action costs and acquisition expenses that are excluded from the non-GAAP financial measures can have a material impact on earnings. Dell’s management compensates for the foregoing limitations by relying on Dell’s GAAP results and using non-GAAP financial measures supplementally or for projections when comparable GAAP measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as substitutes for gross margin, operating expenses, operating income, net income, and earnings per share prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Dell provides detailed reconciliations of each historical non-GAAP financial measure to its most directly comparable GAAP measure within the financial information included with this press release and in other written materials that include such non-GAAP historical financial measures, and Dell encourages investors to review the reconciliations in conjunction with the presentation of any historical non-GAAP financial measures.

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Dell
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David Frink, 512-728-2678
david_frink@dell.com
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Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
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Investor Relations:
Robert Williams, 512-728-7570
robert_williams@dell.com
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Frank Molina, 512-723-5116
frank_molina@dell.com